UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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    Rule 14a-6(e)(2))

A. T. Cross Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL SHAREHOLDERS’ MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FISCAL YEAR 2007
GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2007
OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL YEAR 2007
PENSION BENEFITS FOR FISCAL YEAR 2007
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
DIRECTOR SUMMARY COMPENSATION TABLE FISCAL YEAR 2007
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTING FIRM FEES
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2008

TO THE SHAREHOLDERS OF A.T. CROSS COMPANY:

Notice is hereby given that the annual meeting of shareholders of A.T. Cross Company (the “Company”) will be held on Thursday, April 24, 2008 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

1.  Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

2.  Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

3.  Approving an amendment to the Omnibus Incentive Plan (by holders of Class A and Class B common stock voting together as a single class).

4.  Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

The stock transfer books will not be closed. The close of business on February 25, 2008 has been fixed as the record date for determining shareholders entitled to vote at the annual meeting or any adjournments or postponements thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournments or postponements thereof.

By order of the Board of Directors

Tina C. Benik
Vice President, Legal and Human Resources
Corporate Secretary

March 24, 2008

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

ONE ALBION ROAD
LINCOLN, RHODE ISLAND 02865

PROXY STATEMENT
FOR ANNUAL SHAREHOLDERS’ MEETING
APRIL 24, 2008

This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the “Company”) from holders of Class A common stock of the Company for use at the annual meeting to be held April 24, 2008 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865. Any shareholder giving a proxy may revoke the same prior to its exercise by filing a later proxy with the Company, by attending the meeting and voting in person, or by giving notice in writing or in person to the Corporate Secretary. If not revoked, the persons named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the persons named, for or against any matter upon which holders of Class A common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or other employees of the Company, who will not receive additional compensation. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $6,500, plus expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to shareholders on or about March 24, 2008.

A copy of the Company’s annual report for the year 2007 containing financial statements for the year ended December 29, 2007 is also enclosed, but is not to be considered a part of the proxy soliciting material.

As of February 25, 2008 the Company had outstanding 14,139,554 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only shareholders of record at the close of business on that date are entitled to vote at the annual meeting. Shareholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

SHAREHOLDERS’ PROPOSALS

Any proposal of a shareholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 23, 2009, must be received by the Company’s Corporate Secretary not later than November 27, 2008 for inclusion in the proxy statement and form of proxy relating to that meeting. Any shareholder proposal intended to be presented at the next annual meeting of the Company without being included in the proxy statement and form of proxy relating to such meeting must be received by the Company’s Corporate Secretary not later than February 10, 2009.

VOTING RIGHTS

Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see “Election of Directors” on page 4), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

In addition, holders of Class A and Class B common stock vote together as a single class:

a)	For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

b)	With respect to the acquisition of assets or shares of any other company if:

(1)	An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

(2)	The transaction would, in the reasonable judgment of the Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

(3)	The transaction would involve the issuance of any Class A or Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

     If the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company’s articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

     Except as stated above or otherwise required by law or applicable stock exchange listing standards, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares.

Shares represented by proxies which are marked “abstain” with respect to fixing the number of directors or “withheld” with respect to the election of any particular nominee for director, will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the accompanying Notice of Annual Meeting. If any other matters are presented to the meeting, the persons named in the enclosed proxy have discretionary authority to vote and will vote all proxies with respect to such matters in accordance with their judgment.

Under the rules of the American Stock Exchange, on which the Class A shares are listed, brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of and electing directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. Such rules also provide that brokers may not vote shares held in street name on certain other matters without specific instructions from their customers. Shares subject to such “broker non-votes” will not be treated as shares entitled to vote on the matters to which they relate and will have no effect on the outcome of the voting on such matters. The approval of the amendment to the Omnibus Incentive Plan will be the subject of a “broker non-vote.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 25, 2008 (except as otherwise noted) certain information concerning the ownership of shares of Class A or Class B common stock of the Company by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding Class A or Class B common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table on page 13, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

	Number of Shares				Percent of Class
Name	Class A		Class B(1)		Class A	Class B
Russell A. Boss(2)	1,730,038	(3)(4)(5)(6)	1,804,800	(4)(5)	12.2%	100%
Marjorie B. Boss(7)	850,931	(3)(5)	902,400	(5)	6.0%	50%
Paul A. Silver(8)	831,000	(5)	902,400	(5)	5.9%	50%
Edward P. Pieroni(9)	726,000	(4)	902,400	(4)	5.1%	50%
John B. Costello(10)	726,000	(4)	902,400	(4)	5.1%	50%
Dimensional Fund Advisors LP(11)	802,156		—		5.7%	—
Hodges Capital Management, Inc.(12)	824,250		—		5.8%	—
Bradford R. Boss(13)	185,456	(6)	—		1.3%	—
Bernard V. Buonanno, Jr.	26,370	(6)	—		*	—
Edward J. Cooney	4,410		—		*	—
Galal P. Doss(14)	4,253,366	(6)	—		30.1%	—
Harlan M. Kent	—		—		—	—
Terrence Murray	37,774	(6)(15)	—		*	—
Andrew J. Parsons	24,253	(6)	—		*	—
James C. Tappan	27,146	(6)	—		*	—
David G. Whalen(16)	1,140,430	(6)(17)	—		7.7%	—
Kevin F. Mahoney	157,691	(6)(17)	—		1.1%	—
Charles R. MacDonald	132,300	(17)	—		*	—
Charles S. Mellen	165,000	(17)	—		1.2%	—
Tina C. Benik	174,010	(6)(17)	—		1.2%	—
All directors and executive officers as a group (17 persons)	8,301,742	(18)	1,804,800		54.3%	100%

(1)	The Class B common stock is convertible share for share into Class A common stock at any time at the option of the holder. If all of the Class B shares were converted into Class A shares, Mr. R. Boss, Mrs. M. Boss, Mr. Silver, Mr. Pieroni and Mr. Costello would be the beneficial owners of 22.2%, 11.6%, 11.5%, 10.8% and 10.8%, respectively, of the outstanding Class A common shares.
(2)	Mr. R. Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(3)	Excludes shares beneficially owned by spouse.
(4)	Mr. R. Boss, Mr. Costello and Mr. Pieroni are co-trustees of the W. Russell Boss, Jr. Trust A. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 726,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(5)	Mr. R. Boss, Mrs. M. Boss (the wife of Mr. R. Boss) and Mr. Silver are co-trustees of the W. Russell Boss, Jr. Trust B. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 831,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(6)	Includes the following Class A shares subject to options exercisable within 60 days: Mr. B. Boss — 20,394; Mr. Buonanno — 22,406; Mr. Doss — 12,000; Mr. Murray — 22,310; Mr. Parsons — 12,000; Mr. Tappan — 22,406; Mr. Whalen — 759,351; Mr. Mahoney — 60,000; and Ms. Benik — 76,000.
(7)	Mrs. M. Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(8)	Mr. Silver’s address is 1500 Fleet Center, Providence, Rhode Island 02903.
(9)	Mr. Pieroni’s address is One State Street, Suite 200, Providence, Rhode Island 02908.

(10)	Mr. Costello’s address is c/o Andsagar, Bartlett & Pieroni, L.L.P., One State Street, Suite 200, Providence, Rhode Island 02908.
(11)	Information based on its Schedule 13G filed with the SEC on February 6, 2008, which reported ownership as of December 31, 2007. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(12)	Donald W. Hodges has shared voting power with respect to 631,300 shares and shared dispositive power with respect to 824,250 shares. First Dallas Holdings, Inc. has shared voting power with respect to 631,300 shares and shared dispositive power with respect to 824,250 shares. First Dallas Securities, Inc. has shared dispositive power with respect to 67,950 shares. Hodges Capital Management, Inc. has shared voting power with respect to 631,300 shares and shared dispositive power with respect to 125,000 shares. Hodges Fund has shared voting and dispositive power with respect to 611,300 shares. Hodges Small Cap Fund has shared voting and dispositive power with respect to 20,000 shares. Information based on Hodges Capital Management, Inc.’s Schedule 13G filed with the SEC on February 13, 2008 reporting ownership as of September 29, 2007. The address of Hodges Capital Management, Inc. is 2905 Maple Avenue, Dallas, TX 75201.
(13)	Mr. B. Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(14)	Mr. Doss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(15)	Includes 5,000 shares held by Murray and Young Associates LLC.
(16)	Mr. Whalen’s address is One Albion Road, Lincoln, Rhode Island 02865.
(17)	Includes the following restricted Class A shares as to which the holder has sole voting power but no investment power during the restricted period: Mr. Whalen — 270,000; Mr. Mahoney — 90,000; Mr. MacDonald — 100,000; Mr. Mellen — 156,666; Ms. Benik — 90,000.
(18)	Includes 1,163,967 shares subject to options exercisable within 60 days; 775,416 shares of restricted stock as to which there is sole voting power but no investment power during the restricted period; and 1,557,000 shares held under trusts as to which there is shared voting and investment power.

*	Less than 1%.

ELECTION OF DIRECTORS

It is proposed to fix the number of directors at nine, of which three will be designated “Class A Directors” and six will be designated “Class B Directors”. It is also proposed to elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently members of the Board of Directors with the exception of Harlan M. Kent. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the shareholders vote to reduce the authorized number of directors. The terms of all directors will expire when their successors are duly elected at the annual meeting of shareholders scheduled to be held April 23, 2009. The following tables reflect information as of January 1, 2008.

		Principal Occupation	Director
Nominee	Age	During Past Five Years	Since	Other Directorships(1)

CLASS A DIRECTORS

Galal P. Doss	53	Private investor.	2000
Andrew J. Parsons	64	Senior Partner and Director, McKinsey & Company (global strategic management consulting firm) to December 2000; thereafter Member, McKinsey Advisory Council to June 2004; thereafter Director Emeritus, McKinsey & Company; Chairman and Chief Executive Officer, Gulliver Growth Partners LLC (management advisory firm).(2) (3)	2001	UST Inc.
James C. Tappan	72	President, Tappan Capital Partners (equity investment firm).(2) (3)	1994
CLASS B DIRECTORS

Bradford R. Boss	74	Chairman of the Board and Chief Executive Officer to April 1993; thereafter Chairman of the Board to November 14, 1999; thereafter Chairman Emeritus.(4) (5)	1960
Russell A. Boss	69	President and Chief Operating Officer to April 1993; thereafter President and Chief Executive Officer to November 14, 1999; thereafter Chairman of the Board.(4) (5) (6)	1962
David G. Whalen	50	President and Chief Executive Officer.(4)	1999
Bernard V. Buonanno, Jr.	69	Senior Partner, Edwards Angell Palmer & Dodge, LLP, Providence, RI (attorneys-at-law); Partner, Riparian Partners, Ltd., Providence, RI (investment banking firm).(6) (7) (8)	1986	Old Stone Corporation
Edward J. Cooney	60	Executive Vice President — Sales and Marketing, Amtrol, Inc., (producer and marketer of water storage, treatment, heating, expansion, flow control and related products) (1998-2000); thereafter Chief Financial Officer, Speidel, Inc., (worldwide distributor of watchbands and watchband attachments) to August 2001; thereafter Vice President and Treasurer, Nortek, Inc., (international designer, manufacturer and marketer of building products).(2) (3)	2004
Harlan M. Kent	44	President and Chief Operating Officer, Yankee Candle Company (2001 to present)		Yankee Candle Company

(1)	Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Member of Audit Committee.

(4)	Member of Executive Committee.

(5)	Bradford R. Boss and Russell A. Boss are brothers.

(6)	Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.

(7)	Edwards Angell Palmer & Dodge, LLP performed legal services for the Company in 2007 and is expected to perform legal services for the Company in 2008.

(8)	Member of Compensation Committee.

Corporate Governance

Board of Director and Shareholder Meetings:  The Board of Directors met 7 times during the fiscal year ended December 29, 2007 (“fiscal year 2007”). All directors attended at least 75% of the Board of Directors meetings and applicable committee meetings in fiscal year 2007. The Company has adopted a policy that requires members of the Board of Directors to make every effort to attend the Company’s Annual Meeting. All members of the Board of Directors attended the Company’s 2007 Annual Meeting.

Board of Director Independence:  The Board of Directors has reviewed the relationship that each current and nominee director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable American Stock Exchange rules (“AMEX Rules”) and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members and prospective members. These factors include those persons’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Board members are directors or executive officers. Specifically, the Board considered that Bernard V. Buonanno and Russell A. Boss are cousins by marriage and that Mr. Buonanno is Senior Partner in a law firm that performs legal work for the Company. After evaluating these factors, the Board of Directors has determined that the following directors are independent directors within the meaning of applicable AMEX Rules: Bernard V. Buonanno, Jr; Edward J. Cooney; Galal P. Doss; Terrence Murray(1); Andrew J. Parsons; and James C. Tappan.

Independent members of the Board of Directors are scheduled to meet at least once per year in executive session without management, but will meet as often as is deemed necessary.

Shareholder Communications:  The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board of Directors committees by writing directly to those individuals at the following address: One Albion Road, Lincoln, RI 02865. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics:  The Board of Directors originally adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) in 1996 which has been periodically updated and amended. This Code of Ethics applies to all of the Company’s employees, officers and directors, including its principal financial officers. A link to the Code of Ethics is on the Company’s website at www.cross.com under the Company’s Investor Relations section.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees.

Audit Committee.  The members of the Audit Committee are Edward J. Cooney, who serves as Chairman, James C. Tappan and Andrew Parsons. The Board has determined that the members of the Audit Committee are independent within the meaning of applicable AMEX Rules and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has determined that Edward J. Cooney is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee meets on an as needed basis and met six times during fiscal year 2007.

The Audit Committee has oversight responsibility for the establishment and maintenance of an effective financial controls environment, for overseeing the procedures for evaluating the system of internal accounting controls and for evaluating audit performance. In addition to the responsibilities listed above, the Audit Committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3), (4), and (5) under the Exchange Act. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors in 2000, as amended. A current copy of the Charter is available on the Company’s website, www.cross.com, in the Investor Relations section. See also the “Report of the Audit Committee” on page 28.

Compensation Committee.  The members of the Compensation Committee are Mr. Murray, who serves as Chairman, and Mr. Buonanno. The Board has determined that the members of the Compensation Committee are independent within the meaning of applicable

(1) Mr. Murray is not standing for re-election to the Board of Directors in 2008.

AMEX Rules. The Compensation Committee met three times during fiscal year 2007. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including the implementation of an incentive compensation plan for the Company. The Compensation Committee also determines, and/or makes recommendations to the Board of Directors concerning compensation, including incentive compensation, of the Chief Executive Officer and all other executive officers. The Compensation Committee administers the Company’s equity incentive plan. See “Compensation Discussion and Analysis” beginning on page 8. The Compensation Committee has a charter which was adopted by the Board in February 2008. That charter is available on the Company’s website, www.cross.com, in the Investor Relations section. The Compensation Committee may not delegate its authority for the responsibilities described in this paragraph.

Executive Committee.  The members of the Executive Committee are Russell A. Boss, Bradford R. Boss and David G. Whalen. The Executive Committee meets on an as needed basis and met once during fiscal year 2007. The Executive Committee has the authority in certain circumstances to act in the stead of the Board between regular Board meetings.

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are Mr. Parsons, who serves as Chairman, Mr. Cooney and Mr. Tappan. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent within the meaning of the applicable AMEX rules. The Nominating and Corporate Governance Committee met four times during fiscal year 2007.

The Nominating and Corporate Governance Committee has adopted a charter which was approved by the Board of Directors in February 2007 (the “NCGC Charter”). The NCGC Charter is available on the Company’s website, www.cross.com, in the Investor Relations section.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending individuals for election or reelection to the Board of Directors, including those recommendations submitted by the Class A and Class B shareholders, and is also responsible for determining, with input from the Board, the desired criteria and attributes for Board members that will best meet the current and future needs of the Company. The Committee is also responsible for overseeing the Chief Executive Officer succession process by evaluating potential successors and selecting candidates for the Chief Executive Officer for recommendation to the Board, and for overseeing management succession plans generally.

It is the policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional ethics and integrity, have demonstrated effectiveness and sound business judgement, and possess skills and experience relevant to the business needs and objectives of the Company and to best serve the interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows:

(1) in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, any change of status and any related party transactions with the Company during the applicable time period; and

(2) in the case of new director candidates, the Nominating and Corporate Governance Committee conducts such inquiries into the backgrounds and qualifications of possible candidates as the Nominating and Corporate Governance Committee deems necessary or appropriate after considering the composition of the Board of Directors and needs of the Company.

The Nominating and Corporate Governance Committee discusses and considers such candidates’ qualifications, including whether the nominee is independent for purposes of Exchange Act Rule 10A-3(b) and the AMEX Rules, and selects candidates for recommendation to the Board of Directors by majority vote of the committee. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its network of contacts to identify potential candidates, but may also engage, if it deems appropriate, a professional search firm, at the Company’s expense. In 2007, the Nominating and Corporate Governance Committee engaged the services of Spencer Stuart, a global executive search firm, to identify a candidate for the open position being created by Mr. Murray’s decision not to stand for re-election.

The Nominating and Corporate Governance Committee is authorized to adopt and implement such additional procedures and processes to discharge its responsibilities as it deems appropriate.

The Nominating and Corporate Governance Committee considers director candidates recommended by shareholders provided the shareholders follow the procedures set forth below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

The Nominating and Corporate Governance Committee considers all bona fide candidates for Class A director positions recommended by Class A shareholders holding Class A common stock of the Company. The Nominating and Corporate Governance Committee considers all bona fide candidates for Class B director positions recommended by Class B shareholders holding Class B common stock of the Company. The Nominating and Corporate Governance Committee considers such Class A and Class B candidates using the same screening criteria as are applied to all other potential nominees for election based on the considerations set forth above. Third parties wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so in writing by providing the recommended candidate’s name, biographical data, qualifications and a statement describing the basis for the recommendation, together with the recommended candidate’s consent to serve if nominated, to the Chairman of the Nominating and Corporate Governance Committee.

In addition, the Company’s by-laws also permit shareholders entitled to vote in the election of directors for the class of shares that they hold to nominate candidates for election as Class A directors or Class B directors, as the case may be. For nominees for election to the Board of Directors proposed by shareholders under the by-laws to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns, the nominee’s qualifications to serve as a director of the Company and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (2) as to the shareholder proposing such nominee, that shareholder’s name and address, the class and number of shares of the Company’s capital stock that the shareholder beneficially owns, a description of all arrangements and understandings between the shareholder and the nominee or any other person or persons (including their names) pursuant to which the nomination is made, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and any other information relating to the shareholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER
PARTICIPATION

As indicated under “Compensation Discussion and Analysis” below, the 2007 compensation of David G. Whalen, a member of the Board of Directors of the Company, was established by the Compensation Committee and submitted to the Board of Directors for approval. The Compensation Committee is comprised of Terrence Murray and Bernard V. Buonanno, Jr. The compensation of the remaining executive officers of the Company was similarly reviewed and approved by the Compensation Committee and submitted to the Board of Directors for approval.

There are no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Company’s Board of Directors has responsibility for developing, overseeing and implementing the overall compensation philosophy of the Company. It recommends for the approval of the full Board both the incentive compensation plans that apply to all levels of management within the Company and the specific elements of compensation that make up the total compensation of the Company’s Chief Executive Officer and other named executive officers.

In this analysis, the term “named executive officers” refers to the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 13.

Compensation Philosophy and
Objectives

In general, the Company’s executive compensation program is designed to attract, motivate, reward and retain high caliber executives to enable the Company to achieve its strategic and operating objectives. The program is designed to compensate executives at a level that is commensurate with both corporate and individual performance achievement with the ultimate goal of increasing shareholder value. The Compensation Committee’s objective is to design a compensation package that is fair to both the executives and shareholders in relation to corporate performance and contributions to shareholder value, that is competitive in relation to companies of similar size and complexity of operations, and that is balanced appropriately between cash and equity-based compensation. As part of this compensation package, the Committee includes incentive-based compensation designed to reward the executive for both short and long-term company success. Short-term performance is measured each fiscal year and is typically rewarded through cash incentive payments. Long-term performance is typically targeted through equity awards granted from time to time. These awards are designed to align the executives’ interests with those of other shareholders of the Company.

Overview of Compensation and
Process

The Compensation Committee oversees the executive compensation program and typically makes the recommendations of compensation elements and amounts to the Board of Directors for approval.

The Compensation Committee makes recommendations relating to compensation levels of executive officers, including the named executive officers, and also makes recommendations relating to the elements of compensation generally for Company management, which in each case is presented to the Board for approval. In making such recommendations, the Committee relies on the involvement and recommendations of the Company’s Human Resources Department and, except with respect to his own compensation, the Company’s Chief Executive Officer. The Company’s Human Resources Department formulates a proposal with respect to the Chief Executive Officer’s compensation package that is submitted to the Committee for consideration. This recommendation is based in significant part on third-party data as described in the paragraph below. The Chief Executive Officer participates in formulating the compensation proposal for the other executive officers. The Compensation Committee can exercise discretion to increase or decrease any recommended compensation levels, adjustments or awards to executives not otherwise earned under the annual incentive plan described beginning on page 10.

The Compensation Committee has not directly engaged a compensation consultant in connection with the structuring of compensation programs or the setting of individual compensation or performance targets. However, the Chief Executive Officer and the Human Resources Department rely on materials and data provided by Towers Perrin, a global human resource and executive compensation consulting firm, in formulating their recommendations to the Committee. First, the Company regularly participates in Towers Perrin executive compensation surveys, and it uses that survey data in benchmarking the salary component of executive pay in comparison to other companies, as described in more detail on page 9. Second, the Company seeks specific advice from Towers Perrin from time to time regarding the elements of its compensation program. For example, Towers Perrin has been engaged in the past to review and analyze the structure of the Company’s annual incentive plan described on page 10. Towers Perrin is not consulted every year, however, and is not necessarily consulted with respect to every component of the executive management team’s total compensation. The Compensation Committee has not directly retained or obtained guidance from Towers Perrin in this respect, but it has access to Towers Perrin personnel in considering the proposals put forth by management. The Compensation Committee has the authority, to the extent it deems necessary, to retain its own advisors in developing its recommendations.

The Company does not have a formal policy relating to the allocation of compensation between cash and non-cash elements such as equity awards. In the recent past, the Company has utilized both cash and non-cash awards for variable compensation programs. Since the Company’s adoption of the accounting rules for share-based payments under FASB SFAS No. 123(R) for fiscal year 2006, the Company has limited the use of equity grants as a form of incentive compensation. While equity grants have not been part of a regularized or annual program in the recent past, the Company is expecting to make long term equity grants on a more periodic basis to a limited group of executives. The purpose of instituting periodic grants is to provide a more effective retention vehicle for senior executives and to continually align their interests with the longer-term interests of the Company’s shareholders.

When structuring incentive compensation programs, the Company will determine the appropriate form of grant — cash or equity — depending on the objective of that particular program. The Company generally uses cash incentive awards to drive shorter term (i.e. one year) performance on a broader basis, and equity based grants to provide recognition or to drive longer term performance (i.e. from one to three years) on a more limited basis.

In addition to the equity awards made from time to time to senior management, equity grants are also made as appropriate as a means of attracting highly qualified new executives and more closely aligning their interests with those of the Company’s shareholders. Equity grants are also made on an ad hoc basis to reward or incent specific individual performance.

The Company has no formal stock ownership guidelines for officers or for directors, although directors are required to receive a portion of their annual retainer in the form of equity, as described in the “Director Compensation” discussion on page 25.

Elements of the 2007 Compensation

There were four primary components of the compensation package of the named executive officers for 2007. Those components are:

•	base salary;

•	cash awards under the Company’s annual incentive plan and discretionary bonuses;

•	equity-based awards; and

•	retirement benefits.

In addition, each executive receives standard health and life insurance benefits. The Company does not currently grant perquisites or other personal benefits.

Base Salary

The Company provides named executive officers, like its other employees, a base salary in order to compensate them for the services that they provide to the Company over the course of the year for sustained performance. Base pay is generally designed to reflect competitive data on salary for companies with similar revenues, if such data is available, and for positions with similar responsibilities.

Executive salaries are determined in part by reference to the market data provided by the compensation surveys discussed on page 8. Cross benchmarked executive pay data in determining base salaries for its named executive officers. Given Cross’s revenue size, Cross benchmarked organizations in the Towers Perrin Executive Database Survey at revenues less than $1 billion (which is the lowest revenue size available in the database). Forty seven companies participating in this survey fell into this revenue scope. Typically, the Company targets the 50th percentile of the median of surveyed companies, however, because the companies included in this survey are much larger than the Company, recommended salaries may be adjusted from the median accordingly. Of the 47 companies with revenue less than $1 billion, the median revenue level was approximately $788 million, which is approximately five times greater than Cross’s revenue size. As a result, recommended salaries for Cross executives are generally in the range of the 25th to 50th percentile of the median of surveyed companies, depending on factors such as the type of position, the strategic importance of the position to the Company and the survey data available. In the event that data from similarly sized companies is not available, periodically the Company will ask Towers Perrin to provide a regression analysis. This analysis provides the Company with compensation data for companies closer in revenue size to Cross than what is available in annual compensation surveys.

In addition to competitive data, base pay also may reflect individual performance and internal equity considerations relative to other Cross executives. Salaries are typically evaluated annually and adjusted based upon survey data, the executive’s performance and level of responsibility. Like the other elements of compensation, these adjustments are recommended to the Compensation Committee by the Human Resources Department for the salary of the Chief Executive Officer, and by the Chief Executive Officer and the Human Resources Department together for other named executives.

Cash Incentive Programs

At the beginning of each year, following a proposal of the Human Resources Department, the Compensation Committee recommends a performance-based annual incentive plan to the Board of Directors for its approval for that year. This annual incentive plan is designed to be the primary compensation element to drive and recognize performance against established business objectives and to reward accomplishments within any given year. The Plan for 2007 was designed to reward a combination of corporate segment success and individual achievement, with a heavier weighting for most participants’ on corporate segment performance. Targeted award levels are generally set by reference to a percentage of the employee’s base salary. For most participants, awards were measured against a combination of quantitative segment-level performance goals (75%) and a combination of quantitative and qualitative individual performance goals (25%). Certain of senior management, however, including two of the named executive officers, is measured entirely against segment-level performance goals. The Chief Executive Officer and two of the named executive officers are measured against overall corporate performance.

For the 2007 Annual Incentive Plan, the overall corporate and business segment goals were set based on attaining a certain operating income before taxes (or OIBT) target. The Company believes that achieving increasing OIBT targets is key to enhancing shareholder value and utilizes that as the key criterion for Company performance.

In order for participants to have earned an incentive payment under the 2007 Annual Incentive Plan, OIBT targets that were higher than 2006 needed to be achieved. OIBT targets consisted either of consolidated OIBT, Optical Group OIBT or Accessory Division OIBT, depending on the executive’s position.

Equity-based Awards

The Company does not make equity awards every year. However, the Compensation Committee considers equity-based performance awards to be an important tool in rewarding and incenting executive performance that will have a long term impact on shareholder value.

Equity-based awards, including restricted stock awards, may be made by the Compensation Committee in its sole discretion, though in practice the Committee recommends such awards to the full Board for approval. At the time an award of restricted stock is made, the Committee establishes a restricted period and prescribes conditions for the lapse of restrictions during the restricted period, including the lapse of restrictions upon the attainment of certain objectives designed to drive shareholder value and, for retention purposes, upon the passage of time. Upon the grant of restricted stock, a stock certificate representing the number of common shares equal to the number of shares of restricted stock granted to an employee is registered in the employee’s name but is held in custody by the Company for the employee’s account. The shares are issued based on the fair market value of the common stock on the date of the grant.

On October 19, 2005, the Board of Directors of Company approved a long term incentive plan under which the named executive officers (other than the Chief Executive Officer) and certain other members of the senior management team each received a restricted stock grant of 40,000 shares on the first business day of 2006. Restrictions on 25% of the shares would have lapsed in the event that enhanced operating income targets established and approved by the Board were met for 2007; restrictions on the balance of the shares will lapse only in the event that enhanced operating income targets for 2008 are met. The attainment of such targets would evidence a significant improvement in the Company’s financial performance. In the event that less than 100% of the 2007 or 2008 targets are met, but at least 75% of such targets are met, restrictions on a corresponding percent of the shares will lapse. The enhanced targets were not met for 2007.

The Company did not grant any options to the Chief Executive Officer or other named executive officers in 2007. The Company’s process for granting options are prescribed in the Company’s Omnibus Incentive Plan, as amended, which is administered by the Compensation Committee. The Omnibus Incentive Plan specifies that the exercise price of incentive stock options shall not be less than the fair market value of the common stock on the date of grant. The Committee follows this practice in setting the exercise price of nonqualified stock options as well. The Committee has on occasion authorized the grant of options to occur in the future, with an exercise price equal to the fair market value as of the effective date of the grant. The Committee has never granted options with a grant date that preceded the Committee’s authorization of the grant, nor has it granted stock options with an exercise price of less than the fair market value on the date of grant.

Retirement-related Benefits

401(k) plan.  The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all of the Company’s U.S. based employees, including the named executive officers, are able to contribute the lesser of 25% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-

tax basis. The Company matches the participants’ contributions based on the following schedule:

Participant contribution	Company match

1%	1.0%
2%	2.0%
3%	2.5%
4%	3.0%
5%	3.5%
6% or more	4.0%

In addition to the Company match, all participants qualify for an annual core contribution of 2% of pay.

For the years 2006 through 2008, certain participants also qualify for transition benefits related to the qualified pension plan freeze described below, as follows:

Age at date of freeze	Additional Contribution

55	1.0%
56	2.0%
57	3.0%
58	3.0%
59	4.0%
60	5.0%
61	6.0%
62	7.0%
63 or older	8.0%

The vesting schedule for all Company contributions to the 401(k) plan is 20% for each year a participant works 1,000 hours with 100% vesting after five years of working 1,000 hours for each year.

Pension plans.  The Company maintains two defined benefit retirement plans, as further described in the “Pension Benefits” discussion beginning on page 16. The qualified pension plan (the A. T. Cross Company Pension Plan) provides funded, tax-qualified benefits up to the limits on compensation and benefits permitted under the Internal Revenue Code and was designed to provide tax-qualified pension benefits for most employees of the Company, including the named executive officers. Benefits under the qualified pension plan are based on the employee’s earnings up to a compensation limit under the Internal Revenue Code ($225,000 in 2007). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Internal Revenue Code (the limit in 2007 was $180,000 payable as a single life annuity beginning at any age from age 62 through Social Security normal retirement age). The Company amended its A.T. Cross Company Pension Plan in May 2006 to freeze benefit accruals. As a result of the freeze, any accrued benefits which participants have in that plan as of May 20, 2006 are theirs. However, benefits will no longer grow since compensation and years of service after that date will not be included in calculating pension benefits.

The nonqualified plan (the A.T. Cross Company Unfunded Excess Benefits Plan) provides unfunded, non-qualified benefits in excess of the limits applicable to the A.T. Cross Company Pension Plan and the 401(k) plan.

Nonqualified deferred compensation plan.  The Company offers its executives a deferred compensation plan, whereby the executive can elect to defer a portion of his or her future base salary and/or cash bonus. Any amounts deferred and interest or earnings credited on such amounts are exempt from income taxes during the deferral period. The full amount credited to the executive’s deferred compensation account becomes payable at the earlier of the end of the deferral period elected by the executive or upon the executive’s retirement from the Company. Currently, no executive of the Company participates in the deferred compensation plan.

Post-Termination Compensation

In order to attract, motivate, and retain executives, the Company believes that certain severance arrangements for the named executive officers are appropriate and necessary. These severance arrangements were determined using benchmark compensation survey data. Currently, the Company relies on several industry surveys to determine appropriate levels of severance.

In 2005, the Board of Directors approved certain severance arrangements whereby the Chief Executive Officer and the other named executive officers will receive payments in the event that there is a change in control of the Company’s Class B stock (i.e., a sale of more than 50% to unaffiliated parties) and a subsequent termination or constructive termination, or in the event that the executive is terminated without cause, provided the executive signs an acceptable release agreement. The terms of these arrangements are discussed in greater detail on pages 19 to 21.

The Board also approved certain gross-up payments to the Chief Executive Officer and the other named executive officers under certain circumstances in the event of change in control payments. Internal Revenue Code Section 4999 imposes a non-deductible 20% excise tax on a recipient for any change in control payments that are in excess of three times his or her average annual taxable compensation over the prior five-year period (the “base amount”). In the event that the change in control payments made to a named executive officer exceed three times such base amount (the “safe harbor amount”), the Company will provide a gross-up to the Chief Executive Officer to provide him or her the after tax benefit he or she would have received had the excise tax not been triggered, and will provide a conditional gross-up to the other named executives in the event that the change in control payments exceed the safe harbor amount by more than a specified amount. The conditional gross-up provides that the change in control payments will be capped to fall below the safe harbor amount if the amount by which the change in control payments exceed such safe harbor amount is $50,000 or less. If the change in control payments exceed such safe harbor amount by greater than $50,000, the named executive will receive a gross-up. Any change in control payments that exceed the safe harbor amount (including any gross-up) are not deductible by the Company.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Board and the Compensation Committee currently intend to structure performance-based compensation, including equity-based grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued under it, no assurance can be given, despite the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Effective January 1, 2006, the Company accounts for equity-based grants, including stock options and restricted stock awards, in accordance with the requirements of SFAS 123(R). The effect of those requirements is considered in structuring equity awards and has weighted recent total compensation in favor of cash with a performance-based stock grant component, where expense is recognized by the Company only to the extent that satisfaction of the performance conditions is probable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

2007 Compensation Committee

Terrence Murray, Chairman
Bernard V. Buonanno, Jr.

SUMMARY COMPENSATION TABLE
FISCAL YEAR 2007

The following table sets forth certain information with respect to the Company’s Chief Executive Officer and the four other most highly compensated executive officers during 2007 (collectively, the “named executive officers”).

									Change in
									Pension Value and
								Non-Equity	Nonqualified Deferred
Name and				Stock		Option		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)		Awards(2)		Compensation(3)	Earnings(4)	Compensation(5)	Total

David G. Whalen	2007	$536,540	$24,300	$181,868	(6)	—		$425,700	$(12,926)	$45,713	1,201,195
President and Chief
Executive Officer

Kevin F. Mahoney	2007	243,770	4,680	—		$35,194	(7)	85,320	(566)	23,525	391,923
Vice President,
Finance and Chief
Financial Officer

Charles R. MacDonald	2007	221,770	44,078	66,625	(8)	—		255,922	(1,576)	29,802	616,621
President, Cross
Optical Group and
Costa Del Mar Sunglasses, Inc.

Charles S. Mellen	2007	301,509	75,000	159,482	(9)	—		—	(632)	24,620	559,979
President,
Cross Accessory Division

Tina C. Benik	2007	216,770	—	—		—		85,000	(11,881)	19,566	309,455
Vice President,
Legal and Human Resources

(1)	Amounts in this column reflect discretionary bonus payments granted by the Committee in recognition of significant improvement in Company results in fiscal year 2007 in comparison to 2006.
(2)	A discussion of the assumptions used in calculating these values may be found in Note I (Omnibus Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K.
(3)	Amounts in this column reflect 2007 earnings as a result of achievement of pre-established performance targets under the annual incentive plan described on page 10. Mr. Whalen’s bonus was granted in recognition of achievement beyond the consolidated OIBT target and achievement of other predetermined qualitative and quantitative objectives. Mr. MacDonald’s bonus was granted in recognition of achievement of several predetermined targets including OIBT, cash flow and key market sales. Mr. Mahoney’s and Ms. Benik’s amounts reflect achievement of consolidated OIBT levels.
(4)	Amounts in this column reflect the change in the actuarial values of defined benefit pension plans during 2007. Actuarial value computations are based on FASB Statement No. 87 assumptions discussed in Note H (Employee Benefits Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The Company does not provide above-market rates of return in the Unfunded Excess Benefits Plan relating to the 401(k) plan as described on page 11.
(5)	Amounts in this column consist of life insurance premium payments made by the Company on behalf of each named executive officer and Company contributions/accruals to the 401(k) plan and/or Unfunded Excess Benefits Plan. The specific components are shown in the table below.

	Life Insurance	401(K)
Name	Premium Payment	Contributions

Mr. Whalen	$4,521	$41,193
Mr. Mahoney	$5,600	$17,927
Mr. MacDonald	$6,596	$23,207
Mr. Mellen	$3,230	$21,391
Ms. Benik	$3,680	$15,887

(6)	This amount reflects the expense recognized by Cross for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004)(“FASB 123R”) with respect to a time-based restricted stock grant to Mr. Whalen. Mr. Whalen received a restricted stock award of 150,000 shares on July 21, 2004 at a fair value of $803,250. The restrictions lapse as to all of the shares on December 31, 2008.
(7)	This amount reflects the expense recognized by the Company for accounting purposes calculated in accordance with SFAS 123R with respect to a stock option grant to Mr. Mahoney. Mr. Mahoney received a stock option grant of 60,000 shares on January 1, 2005 at a fair value of $313,500 in connection with his hiring. The options vested in one-third increments on January 1, 2006, January 1, 2007 and January 1, 2008, respectively.
(8)	This amount reflects the expense recognized by Cross for accounting purposes calculated in accordance with SFAS 123R with respect to time-based and performance-based restricted stock grants to Mr. MacDonald. Mr. MacDonald received a performance-based restricted stock award of 40,000 shares on January 3, 2006 at a fair value of $166,000. Twenty-five percent of the stock vested at the end of fiscal year 2007, and the remaining 75% will vest at the end of fiscal year 2008, if certain performance targets are met.

(9)	This amount reflects the expense recognized by Cross for accounting purposes calculated in accordance with FASB 123R with respect to time-based restricted stock grants to Mr. Mellen. Mr. Mellen received a time-based restricted stock award of 50,000 shares on January 31, 2005 in connection with his hiring at a fair value of $261,250. The restrictions lapse as to all of those shares on December 31, 2008. On October 25, 2006, Mr. Mellen received a time-based grant of 25,000 restricted shares at a fair value of $167,000 in recognition of his promotion to Senior Vice President of Global Marketing and Sales and to serve as a retention vehicle. Restrictions on 8,334 shares lapsed on October 25, 2007 and the balance will lapse in equal increments on October 25, 2008 and October 25, 2009, respectively.

GRANTS OF PLAN BASED AWARDS
DURING FISCAL YEAR 2007

The following table describes awards to the named executive officers during fiscal year 2007 under the Company’s performance-based annual incentive plan and its long term incentive plan. Both plans are described in greater detail beginning on page 10.

												Grant Date
											Exercise	Fair Value
											or Base	of Stock
			Estimated Possible Payouts Under			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other	All Other	Price of	and Option
	Grant	Approval	Non-Equity Incentive Plan Awards(2)			Threshhold	Target	Maximum	Stock	Option	Option	Awards
Name	Date	Date(1)	Threshhold	Target	Maximum	#	#	#	Awards	Awards	Awards	$(2)

David G. Whalen	2/14/2007	2/14/2007	—	$402,404	$536,539
Kevin F. Mahoney	2/14/2007	2/14/2007	$8,532	85,319	127,979
Charles R. MacDonald	2/14/2007	2/14/2007	7,762	77,619	—
Charles S. Mellen	2/14/2007	2/14/2007	13,568	135,679	203,519
Tina C. Benik	2/14/2007	2/14/2007	8,671	86,708	130,062

(1)	This grant was made under the annual incentive plan discussed on page 9.
(2)	All named executive officers have a maximum possible incentive plan award of one hundred fifty percent of the target bonus opportunity with the exception of Mr. MacDonald, whose annual incentive plan formula for 2007 has no maximum, and Mr. Whalen, whose maximum bonus opportunity is equal to 100% of his base salary earnings.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL YEAR 2007

	OPTION AWARDS				STOCK AWARDS
								Equity Incentive		Equity Incentive
	Number of	Number of			Number		Market	Plan Awards:		Plan Awards:
	Securities	Securities			of Shares		Value of	Number of		Market Value
	Underlying	Underlying			of Stock		Shares of	Unearned		of Unearned
	Unexercised	Unexercised	Option	Option	That		Stock That	Shares		Shares
	Options	Options	Exercise	Expiration	Have Not		Have Not	That Have		That Have
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested	Not Vested		Not Vested

David G. Whalen	500,000	0	4.56250	11/15/2009	150,000	(1)	$1,290,000
	1,600	0	4.75000	11/16/2009
	2,000	0	5.75000	11/23/2009
	1,400	0	5.68750	11/23/2009
	16,600	0	5.87500	11/23/2009
	4,000	0	4.75000	2/25/2010
	770	0	5.44670	3/31/2010
	2,200	0	5.75000	5/22/2010
	562	0	5.57160	6/30/2010
	566	0	5.25830	9/29/2010
	653	0	5.25500	10/2/2010
	4,000	0	4.68750	10/31/2010
	100,000	0	7.62500	7/25/2011
	125,000	0	7.11000	7/24/2012

Kevin F. Mahoney	40,000	20,000	5.22500	1/31/2015				30,000	(2)	$258,000

Charles R. MacDonald								30,000	(2)	$258,000

Charles S. Mellen					50,000	(3)	$430,000	30,000	(2)	$258,000
					16,666	(4)	$143,328

Tina C. Benik	8,000	0	6.06250	12/8/2008				30,000	(2)	$258,000
	25,000	0	5.09375	7/27/2010
	18,000	0	7.62500	7/25/2011
	25,000	0	7.11000	7/24/2012

(1)	Restrictions on all of Mr. Whalen’s 150,000 shares will terminate on December 31, 2008.
(2)	Restrictions on all of the equity incentive awards held by Mr. Mahoney, Mr. MacDonald, Mr. Mellen and Ms. Benik will terminate at the end of fiscal year 2008 if certain performance targets are met.
(3)	Restrictions on all of Mr. Mellen’s 50,000 shares will terminate on December 31, 2008.
(4)	Restrictions on Mr. Mellen’s 16,666 shares will terminate in equal increments on October 25, 2008 and October 25, 2009.

OPTION EXERCISES AND STOCK VESTED
DURING FISCAL YEAR 2007

	OPTION AWARDS		STOCK AWARDS
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting

David G. Whalen	0	$0	0	$0
Kevin F. Mahoney	0	0	0	0
Charles R. MacDonald	0	0	10,000	91,700
Charles S. Mellen	0	0	0	0
Tina C. Benik	0	0	0	0

PENSION BENEFITS

In the United States, A.T. Cross Company maintains two defined benefit plans. One is the A.T. Cross Company Pension Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code (referred to as the “Qualified Pension Plan”). The other is the A.T. Cross Company Unfunded Excess Benefits Plan, which provides unfunded, non-qualified benefits in excess of the limits applicable to the Qualified Pension Plan and the 401(k) plan (referred to as the “Excess Plan” or the “Nonqualified Excess Plan”). The Excess Plan benefits and provisions described here and shown in the Pension Benefits Table on page 18 pertain solely to the excess pension benefits attributable to the Qualified Pension Plan. The Excess Plan benefits attributable to benefits in excess of the limits applicable to the 401(k) plan are shown in the Nonqualified Deferred Compensation Table on page 19.

The “Present Value of Accumulated Benefits” shown in the Pension Benefits Table is the present value as of December 31, 2007 of the annual pension benefit earned as of December 31, 2007 payable under a plan for the executive’s life beginning on the named executive officer’s normal retirement age. The normal retirement age is defined as age 65 in each of the plans. Certain assumptions were used to determine the present value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described in footnote 1 to the Pension Benefits Table on page 18.

Qualified Pension Plan

General

The Qualified Pension Plan was designed to provide tax-qualified pension benefits for most employees of the Company. Benefits under the Qualified Pension Plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the Qualified Pension Plan are payable from the assets held by the tax-exempt trust.

Benefits provided under the Qualified Pension Plan are based on earnings up to a compensation limit under the Internal Revenue Code (which was $225,000 in 2007). In addition, benefits provided under the Qualified Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which in 2007 was $180,000 payable as a single life annuity beginning at any age from age 62 through Social Security Normal Retirement Age).

Material terms and conditions

Effective May 20, 2006, both the Qualified Pension Plan and the Excess Plan were amended to freeze benefit accruals.

The accrued benefit under the Qualified Pension Plan is expressed as an annual single life annuity payable from normal retirement age and is determined under the following formula:

40% of Average Earnings less the Social Security Credit, prorated for less than 25 years of credited service. In no event is the accrued benefit less than 20% of Average Earnings, prorated for 25 years of credited service.

The Social Security Credit is equal to the lesser of (i) and (ii), multiplied by (iii):

(i)	the average of the three most recent years of earnings (excluding earnings in excess of the Social Security Wage Base)

(ii)  Social Security covered compensation

(iii)	18.0% for participants born before 1938 16.8% for participants born between 1938 and 1954 15.6% for participants born after 1954

For purposes of the above formula, “Average Earnings” is the average of the five consecutive years earnings that produce the highest average and “Credited Service” of one year is granted for 1,000 or more hours of service during a plan year. No credit is recognized for employment before January 1, 1984. Credited service was frozen as of May 20, 2006.

If the participant has attained age 62 and 5 years of service, the accrued benefit is reduced by 5/9 of 1% for each month by which the early retirement date precedes the normal retirement date.

If the participant is vested in the Qualified Pension Plan and dies while still employed by the Company, his or her spouse will receive a life annuity equal to 100% of the amount the participant would have received if he or she had elected a 100% Joint & Survivor annuity payment form commencing on his or her earliest retirement date and died the next day. If the participant dies after terminating employment, the benefit is the same as above, except that the spouse’s annuity is reduced to 50% of the amount the participant would have received under the above analysis.

Eligibility of the named executive officers for unreduced pensions before normal retirement age

None; the pension benefit under the Qualified Pension Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes base salary, bonus, overtime, commissions, any deferrals to the Company’s 401(k) plan, and other pre-tax contributions to a Section 125, Section 402(e)(3) or Section 402(h) plan.

Company policy with regard to granting extra years of Credited Service

Generally, an eligible employee earns one year of Credited Service for each plan year in which he or she completes 1,000 hours of service. Additional years of Credited Service are generally not granted to participants in this plan and no extra years of service have been granted to the named executives. Their respective years of Credited Service are included in the Pension Benefits Table on page 18.

Form of payment

Lump sum payments are generally only available on de minimis amounts. Based on current benefit levels, the named executives’ benefits are only payable in the form of a monthly annuity. Optional annuity forms with the spouse as beneficiary are available which are approximately equal in value.

Excess Plan

General

The Excess Plan provides participants with benefits that may not be provided under the Qualified Pension Plan and the 401(k) plan because of the limits on compensation and benefits. The Excess Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Excess Plan are general creditors of the Company with respect to the payment of their Excess Plan benefits.

Material terms and conditions

The Excess Plan provides a benefit that is equal to the benefit that would be provided under the Qualified Pension Plan and the 401(k) plan if the compensation and benefit limits did not exist, less the benefit actually provided under the Qualified Pension Plan. Due to the benefit freeze under the Qualified Pension Plan, the benefits under this plan as they apply to the Qualified Pension Plan were also frozen effective May 20, 2006.

Eligibility for unreduced pensions before normal retirement age

None; the pension benefit under the Excess Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes the same elements as under the Qualified Pension Plan, but without regard to Internal Revenue Code 401(a)(17) limits on compensation.

Company policy with regard to granting extra years of Credited Service

The Company’s policy with respect to the Excess Plan is identical to the Company’s policy with respect to the Qualified Pension Plan, as stated above.

Form of payment

For the named executives, benefits have generally been payable as provided under the Qualified Pension Plan or 401(k) plan, as applicable. Effective January 1, 2007, participants may receive their benefit in the form of a lump sum payment or annuity based upon their election made subject to the requirements of Internal Revenue Code Section 409A.

PENSION BENEFITS
FOR FISCAL YEAR 2007

			Present	Payments
		Number of	Value of	During
		Years of	Accumulated	Last
		Credited	Benefits at	Fiscal
Name	Plan Name	Service	12/31/2007(1)	Year

David G. Whalen	Qualified Pension Plan	6	$66,165	$0
	Nonqualified Excess Plan	6	182,996	0
Kevin F. Mahoney	Qualified Pension Plan	1	9,326	0
	Nonqualified Excess Plan	1	—	0
Charles R. MacDonald	Qualified Pension Plan	3	45,168	0
	Nonqualified Excess Plan	3	8,313	0
Charles S. Mellen	Qualified Pension Plan	1	8,170	0
	Nonqualified Excess Plan	1	—	0
Tina C. Benik	Qualified Pension Plan	16	$161,858	0
	Nonqualified Excess Plan	16	$20,413	0

(1) Assumptions for Calculation of Present Value of Accumulated Benefit disclosed in Pension Benefits Table:

Measurement Date	12/31/2007
Interest Rate for Present Value	6.4%
Mortality (Pre Benefit Commencement)	None
Mortality (Post Benefit Commencement)	RP-2000 w/ 5 yr projection
Withdrawal and Disability Rates	None
Retirement Rates prior to Age 65	None
Normal Retirement Age	65

NONQUALIFIED DEFERRED COMPENSATION
FOR FISCAL YEAR 2007

				Aggregate
		Executive	Registrant	Earnings in	Aggregate	Aggregate
		Contributions	Contributions	Last	Distributions	Balance at
		in Last Fiscal	in Last Fiscal	Fiscal	in Last Fiscal	Last Fiscal
Name	Plan	Year(1)	Year(2)	Year	Year	Year End

David G. Whalen	Nonqualified Excess Plan	$0	$27,692	$15	$0	$27,707
	Deferred Compensation Plan	0	0	0	0	0
Kevin F. Mahoney	Nonqualified Excess Plan	0	4,426	154	0	4,580
	Deferred Compensation Plan	0	0	0	0	0
Charles R. MacDonald	Nonqualified Excess Plan	0	9,706	647	0	10,353
	Deferred Compensation Plan	0	0	0	0	0
Charles S. Mellen	Nonqualified Excess Plan	0	7,891	(136)	0	7,755
	Deferred Compensation Plan	0	0	0	0	0
Tina C. Benik	Nonqualified Excess Plan	0	2,386	(10)	0	2,376
	Deferred Compensation Plan	0	0	0	0	0

(1)	None of the named executive officers have elected to participate in the Deferred Compensation Plan.
(2)	The amounts in this column are also included in the Summary Compensation Table on page 13, in the All Other Compensation column as a portion of the Company’s 401(k) contribution.

The Nonqualified Deferred Compensation Table above shows information about two Company programs: the Excess Plan described on page 17, and the deferred compensation plan described below. The Excess Plan is designed to allow each executive to receive a Company contribution of match, core contribution (2% of eligible compensation), and for participants age 55 or older for 2006, 2007 and 2008, transitional benefits as a result of the pension plan freeze beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. The Excess Plan is administered in the same manner as the Company’s 401(k) plan, with the same participation and investment elections.

Executive officers may also defer receipt of all or part of their cash compensation under the Company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest. The participant may elect that amounts credited to his or her account be allocated between two sub-accounts: the “Interest Income Account” and the “Fixed Income Account”. The rate of interest to be credited to the Interest Income Account is equal to the six-month treasury bill rate in effect at the time interest is credited. The Fixed Income Account will be credited with income, gains, or losses that would have been earned during that period had such account been invested in the Stable Asset Fund (or such successor fund as offered under the Company’s qualified defined contribution plan). Interest is credited each June 30 and December 31. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the Company. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The named executive officers of the Company qualify for certain benefits in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer is dependent on the nature of the termination. Payments that may be made in cases of voluntary termination, early retirement, involuntary termination, termination following a change in control and in the event of disability or death of the executive are discussed below. The amounts payable referenced in the discussion assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Generally, amounts are reported in the tables below only to the extent that they are more favorable to the named executive officer than what is available to the Company’s other employees and are in addition to accrued benefits or earned compensation noted elsewhere in this proxy statement. The actual amounts to be paid out upon termination or change in control can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the nature of a named executive officer’s termination, he or she may be entitled to receive benefits accrued and compensation earned during his or her term of employment. Such amounts may include:

•	non-equity incentive compensation earned during the fiscal year in the same manner as other employee participants;

•	vested outstanding equity grants in the same manner as other employee participants;

•	extension of exercise period for vested stock options if executive is age 62 or older in the same manner as other employee participants;

•	vested amounts contributed by the Company under the 401(k) plan in the same manner as other employee participants, the related Excess Plan and the nonqualified deferred compensation program;

•	unused vacation pay in the same manner as other employee participants; and

•	amounts accrued and vested through the Company Qualified Pension Plan in the same manner as other employee participants, and the related Excess Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the retiring executive officer will have the option to continue medical benefits until age 65 at the full premium cost in the same manner as offered to other employee participants.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the applicable benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer or his or her estate may receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate and in the same manner as other employee participants.

Payments Made Upon Involuntary Termination Without Cause

In the event of an involuntary termination without cause, in addition to the items identified above under the heading “Payments Made Upon Termination” above, each of the named executive officers other than Mr. Whalen will receive a severance payment equal to 1.0 times the executive’s base salary and Mr. Whalen will receive a severance payment equal to 2.0 times his base salary and target bonus under the annual incentive plan (75% of his base salary).

Payments Made Upon a Change in Control

The Company has a Change in Control Severance Program (the “Program”). Pursuant to this Program, if an executive’s employment is actually or constructively terminated following a change in control (other than termination by the Company for cause), in addition to the items identified above under the heading “Payments Made Upon Involuntary Termination Without Cause”, the named executives may receive the following payments and benefits:

•	with the exception of Mr. Whalen, each of the named executive officers actually or constructively terminated in the 24 month period following a change in control will receive:

☐	severance payment equal to 1.5 times the executive’s base salary;

☐	an amount equal to 1.5 times the executive’s target bonus under the annual incentive plan;

☐	in certain circumstances, an amount as described on page 12 under the heading “Post-Termination Compensation” which represents excise tax charged to the named executive officer as a result of any change in control payments; and

☐	any unvested stock options held by the executive will vest and become exercisable, and any restrictions on restricted stock grants held by the executive will lapse.

•	If actively or constructively terminated following a change in control, Mr. Whalen will receive:

☐	a severance payment equal to 3.0 times his base salary;

☐	an amount equal to 3.0 times his target bonus under the annual incentive plan (75% of base salary);

☐	an amount as described on page 12 under the heading “Post-Termination Compensation” which represents excise tax charged to Mr. Whalen as a result of any change in control payments; and

☐	Any unvested stock options held by Mr. Whalen will vest and become exercisable, and any restrictions on restricted stock grants held by Mr. Whalen will lapse.

Generally, pursuant to the Program, a change in control is deemed to occur if (a) there is a change in the beneficial ownership of more than fifty percent of the Class B common stock of the Company, or (b) the

Company’s stockholders approve a consolidation or merger in which the Company will not be the surviving corporation, or approve the sale of substantially all of the Company’s assets.

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2007.

Mr. Whalen

		Involuntary
		Termination
	Involuntary	Without Cause
	Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)		Disability	Death

Compensation:
Annual Incentive Plan(1)	$825,000	$1,237,500	(4)	$412,500	$412,500
Stock Options(2)	NA	NA		NA	NA
Performance-Based Restricted Stock Awards(3)	NA	NA		NA	NA
Benefits & Perquisites:
Time-Based Restricted Stock Awards(5)	0	1,290,000		1,290,000	1,290,000
Health and Welfare Benefits(6)	20,459	30,668		0	0
Life Insurance Benefits(7)	9,042	13,563
Cash Severance(8)	1,100,000	1,650,000		0	0
TOTAL	$1,954,501	$4,221,731		$1,702,500	$1,702,500

(1)	See discussion on page 20 regarding payments to Mr. Whalen pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” Additionally, as noted on page 20, in the event of disability or death Mr. Whalen would receive any earned bonus for that year under the annual incentive plan. The dollar amounts shown above assume that Mr. Whalen achieved his target bonus for 2007.

(2)	Mr. Whalen currently has no unvested stock options.

(3)	Mr. Whalen has no outstanding performance-based restricted stock awards.

(4)	In the event of a change in control, the executive would receive an amount equal to 3 times his target bonus under the annual incentive plan.

(5)	Mr. Whalen has an outstanding time-based restricted stock award, as described in footnote 6 to the Summary Compensation Table on page 13. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(6)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(7)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 20, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(8)	See discussion on page 20 regarding severance payments to the Chief Executive Officer under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mahoney

		Involuntary
		Termination
	Involuntary	Without Cause
	Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)		Disability		Death

Compensation:
Annual Incentive Plan	$ NA	$132,825	(2)	$88,550	(1)	$88,550	(1)
Stock Options(3)	NA	67,500		0		0
Performance-Based Restricted Stock Awards(4)	NA	258,000		258,000		258,000
Benefits & Perquisites:
Time-Based Restricted Stock Awards(5)	NA	NA		NA		NA
Health and Welfare Benefits(6)	4,026	6,038		0		0
Life Insurance Benefits(7)	5,600	8,400
Cash Severance(8)	253,000	379,500		0		0
TOTAL	$262,626	$852,264		$346,550		$346,550

(1)	See discussion on page 20 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon Death or Disability.” The dollar amounts shown above assume that the executive achieved his target bonus for 2007.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his target bonus under the annual incentive plan.

(3)	Mr. Mahoney has unvested stock options as described in footnote 7 to the Summary Compensation Table on page 13. In the event of change in control while any option remains outstanding, unless the Board of Directors determines or the terms of any award agreement provide otherwise, all options shall become immediately exercisable, and shall expire as of the effective date of the change in control.

(4)	Mr. Mahoney has an outstanding performance-based restricted stock award as described in footnote 2 to the Outstanding Equity Awards Table on page 15. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	Mr. Mahoney has no outstanding time-based restricted stock awards.

(6)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(7)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 20, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(8)	See discussion on page 20 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. MacDonald

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)		Disability		Death

Compensation:
Annual Incentive Plan	$ NA	$118,125	(2)	$78,750	(1)	$78,750	(1)
Stock Options(3)	NA	NA		NA		NA
Performance-Based Restricted Stock Awards(4)	NA	258,000		258,000		258,000
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	NA	NA		NA		NA
Health and Welfare Benefits(5)	9,152	13,728		0		0
Life Insurance Benefits(6)	6,595	9,893
Cash Severance(7)	225,000	337,500		0		0
TOTAL	$240,748	$737,247		$336,750		$336,750

(1)	See discussion on page 20 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon Death or Disability.” The dollar amounts shown above assume that the executive achieved his target bonus for 2007.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his target bonus under the annual incentive plan.

(3)	Mr. MacDonald has received no stock option awards.

(4)	Mr. MacDonald has outstanding performance-based restricted stock awards as described in footnote 2 to the Outstanding Equity Awards Table on page 15. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 20, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 20 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mellen

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)		Disability		Death

Compensation:
Annual Incentive Plan	$ NA	$219,375	(2)	$146,250	(1)	$146,250	(1)
Stock Options(3)	NA	NA		NA		NA
Performance-Based Restricted Stock Awards(4)	NA	258,000		258,000		258,000
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	NA	573,328		501,664		501,664
Health and Welfare Benefits(5)	9,152	13,728		0		0
Life Insurance Benefits(6)	3,229	4,844
Cash Severance(7)	325,000	487,500		0		0
TOTAL	$337,382	$1,556,776		$905,914		$905,914
See footnotes on page 24.

(1)	See discussion on page 20 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon Death or Disability.” The dollar amounts shown above assume that the executive achieved his target bonus for 2007.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his target bonus under the annual incentive plan.

(3)	Mr. Mellen has received no stock option awards

(4)	Mr Mellen has outstanding performance- and time-based restricted stock awards as described in footnotes 2, 3 and 4 to the Outstanding Equity Awards Table on page 15. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 20, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 20 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Ms. Benik

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)		Disability		Death

Compensation:
Annual Incentive Plan	NA	$132,000	(2)	$88,000	(1)	$88,000	(1)
Stock Options(3)	NA	NA		NA		NA
Performance-Based Restricted Stock Awards(4)	NA	258,000		258,000		258,000
Benefits & Perquisites:
Time-Based Restricted Stock Awards(5)	NA	NA		NA		NA
Health and Welfare Benefits(6)	9,152	13,728		0		0
Life Insurance Benefits(7)	3,680	5,520
Cash Severance(8)	220,000	330,000		0		0
TOTAL	$232,832	$739,248		$346,000		$346,000

(1)	See discussion on page 20 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon Death or Disability.” The dollar amounts shown above assume that the executive achieved his target bonus for 2007.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his target bonus under the annual incentive plan.

(3)	Ms. Benik has no unvested stock option awards.

(4)	Ms. Benik has an outstanding performance-based restricted stock award as described in footnote 2 to the Outstanding Equity Awards Table on page 15. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	Ms. Benik has no outstanding time-based restricted stock awards.

(6)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(7)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 20, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(8)	See discussion on page 20 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

DIRECTOR COMPENSATION

Members of the Company’s Board of Directors who are not employees of the Company were compensated for their services during 2007 at the rate of $25,000 per annum (the “Retainer”), plus $1,000 for each Board meeting attended. During 2007, the Board of Directors held seven meetings. In addition, non-employee members of the Compensation, Nominating and Corporate Governance, and Executive Committees received $1,500 ($2,000 in the case of the committee chair) for each committee meeting attended. Members of the Audit Committee received $2,000 ($3,000 in the case of the committee chair) for each committee meeting attended. Board and Committee members received $500 for participation in special (i.e., not regularly scheduled) telephonic meetings.

Sixty percent of the Retainer paid to non-employee directors is paid in Class A common stock of the Company (the “Mandatory Shares”). Non-employee directors may elect to receive the balance of the Retainer and any supplemental Board and committee meeting fees in Class A common stock. The Retainer is paid in quarterly increments on the date of the first Board meeting in each quarter. The number of shares of Class A common stock awarded as Mandatory Shares or as shares which the director has elected to receive in lieu of cash is determined by dividing the dollar amount of the compensation payable by the fair market value of those shares on the payment date. Non-employee directors also have the option of deferring any or all of their compensation. If they elect to defer stock payments, they receive phantom stock units, the cash value of which is calculated and paid to them at the end of the election period they specify. Said election period must be at least three years. All deferred compensation is paid out at the end of the election period or when the individual ceases to serve as a director, whichever occurs first. The director can elect to receive the deferred compensation in a lump sum or in up to ten annual installments.

DIRECTOR SUMMARY COMPENSATION TABLE
FISCAL YEAR 2007

						Change in
						Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned or				Incentive	Deferred
	Paid in		Stock	Option	Plan	Compensation	All Other
Name	Cash(1)		Awards	Awards(2)	Compensation	Earnings	Compensation	Total

Bradford R. Boss	$32,970	(3)	$0	$0	$0	$0	$0	$32,970
Russell A. Boss	33,470	(4)	0	0	0	0	0	33,470
Bernard V. Buonanno	36,000	(5)	0	0	0	0	0	36,000
Edward J. Cooney	53,500	(6)	0	0	0	0	0	53,500
Galal P. Doss	30,476	(7)	0	0	0	0	0	30,476
Terrence Murray	37,500	(8)	0	0	0	0	0	37,500
Andrew J. Parsons	50,470	(9)	0	0	0	0	0	50,470
James C. Tappan	47,000	(10)	0	0	0	0	0	47,000

(1)	This column shows the total fees paid to each director in fiscal year 2007 for Board and committee service, paid in a combination of cash and Class A common stock as described above.
(2)	The aggregate number of option awards outstanding as of December 29, 2007 is as follows: Mr. B. Boss — 20,394; Mr. R. Boss — none; Mr. Buonanno — 22,406; Mr. Cooney — none; Mr. Doss — 12,000; Mr. Murray — 22,310; Mr. Parsons — 12,000; and Mr. Tappan — 22,406.
(3)	Mr. B. Boss’s compensation consisted of cash in the amount of $18,000 and 1,505 shares of Class A common stock of the Company with a fair value of $14,970 on the grant date. Mr. B. Boss did not elect to defer any of his compensation.
(4)	Mr. R. Boss’s compensation consisted of cash in the amount of $18,500 and 1,505 shares of Class A common stock of the Company with a fair value of $14,970 on the grant date. Mr. R. Boss did not elect to defer any of his compensation.
(5)	Mr. Buonanno’s compensation consisted of cash in the amount of $21,000 and 1,505 shares of Class A common stock of the Company with a fair value of $15,000 on the grant date. Mr. Buonanno elected to defer both Mandatory Shares and meeting fees.
(6)	Mr. Cooney’s compensation consisted of cash in the amount of $28,500 and 2,511 shares of Class A common stock of the Company with a fair value of $25,000 on the grant date. Mr. Cooney elected to defer 100% of his Retainer.
(7)	Mr. Doss’s compensation consisted of cash in the amount of $5,500 and 2,511 shares of Class A common stock of the Company with a fair value of $24,976 on the grant date. Mr. Doss did not elect to defer any of his compensation.
(8)	Mr. Murray’s compensation consisted of cash in the amount of $22,500 and 1,505 shares of Class A common stock of the Company with a fair value of $15,000 on the grant date. Mr. Murray elected to defer his Mandatory Shares.
(9)	Mr. Parsons’s compensation consisted of cash in the amount of $33,500 and 1,505 shares of Class A common stock of the Company with a fair value of $15,000 on the grant date. Mr. Parsons did not elect to defer any of his compensation.

(10)	Mr. Tappan’s compensation consisted of cash in the amount of $32,000 and 1,505 shares of Class A common stock of the Company with a fair value of $15,000 on the grant date. Mr. Tappan elected to defer 100% of his director compensation.

APPROVAL OF OMNIBUS INCENTIVE PLAN AMENDMENT

In April 1998, the stockholders approved the adoption of the Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan provides a flexible structure through which the Compensation Committee of the Board of Directors may make long-term incentive awards, such as option grants and grants of restricted stock, from one pool of reserved shares to officers and key employees of, and other key contributors to, the Company.

The purpose of the Omnibus Plan is to attract, retain and motivate management personnel by providing them with long-term performance based equity interests in the Company. The Board of Directors has recommended that the number of shares available for grant under the Omnibus Plan be increased by 800,000 shares, and the proposed amendment would accordingly increase the authorized shares by 800,000. Currently, there are 176,267 shares available for the grant of options, restricted stock, or other awards under the Omnibus Plan. As of December 29, 2007, there were 1,262,234 stock options outstanding at a weighted average exercise price of $5.67 per share and 464,666 shares of restricted stock outstanding under the Omnibus Plan.

The proposed increase in the number of shares authorized for awards under the Plan is intended to provide for a reasonable reservoir of authorized shares for future grants.

SUMMARY OF THE OMNIBUS INCENTIVE PLAN

A summary of the terms and provisions of the Omnibus Plan is set forth below.

The Omnibus Plan is administered by the Compensation Committee. So long as it acts consistently with the express provisions of the Omnibus Plan, the Compensation Committee has the authority to (a) determine the persons to whom awards shall be granted; (b) determine the size of and to grant awards; (c) determine the terms and conditions applicable to awards; (d) determine the terms and provisions of award agreements; (e) interpret the Omnibus Plan, and (f) prescribe, amend and rescind rules and regulations relating to the Omnibus Plan.

The Board may suspend, terminate, modify or amend the Omnibus Plan at any time without shareholder approval except to the extent that shareholder approval is required by law, exchange requirements, the Company’s Articles of Incorporation or by-laws. The Board may not, however, without the consent of the employee to whom an award was previously granted, adversely affect the rights of that employee under the award.

The Omnibus Plan provides for grants to eligible employees of awards including but not limited to (a) options to purchase shares of common shares (“Options”) consisting of (i) Incentive Stock Options at not less than the full market value on the date of grant (except in the case of a shareholder possessing more than 10% of the total combined voting power of all classes of Company stock, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant); (ii) Non-qualified Stock Options at an exercise price determined by the Compensation Committee; (b) Stock Appreciation Rights (either tandem or freestanding) which are rights to receive an amount equal to the increase, between the date of grant and the date of exercise, in the fair market value of the number of shares of common shares subject to the Stock Appreciation Right; (c) shares of Restricted Stock which are common shares granted to an employee but which have certain conditions attached to them which must be satisfied in order for the employee to have unencumbered rights to the Restricted Stock; and (d) Performance Awards which are awards in common shares or cash and which may be awarded based on the extent to which the employee achieves selected performance objectives over a specified period of time. All material terms of such awards shall be determined by the Compensation Committee. At the discretion of the Compensation Committee, in the event of a change in control, as defined in the Omnibus Plan, certain awards may vest immediately.

Pursuant to the terms of the Omnibus Plan, at the discretion of the Compensation Committee, awards may be granted to employees of the Company or its Affiliates, including members of the board of directors of the Company. Non-employee directors may also receive awards under the Omnibus Plan but may not receive Incentive Stock Options. The fair market value of the shares to be reserved for grant pursuant to the proposed amendment was $5,868,000 as of February 25, 2008.

Unless terminated by the Board of Directors, the Omnibus Plan continues indefinitely.

Awards under the Omnibus Plan, as amended, will be granted at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Omnibus Plan, as amended, will depend on a number of factors, including fair market value of the Company’s common stock on future dates, actual performance against performance goals established with respect to performance awards and decisions made by participants. Consequently, it is not currently possible to determine the benefits that might be received by participants under the Omnibus Plan.

TAX CONSEQUENCES OF OPTION AWARDS

No income is recognized by an optionee when an incentive stock option is granted or exercised. If the stock obtained upon exercise is sold more than one year after exercise and two years after grant, the difference between the option price and the amount realized on the sale is taxable to the optionee as long-term capital gain. The Company is not entitled to a deduction as a result of the grant or exercise of an incentive stock option or the sale of the stock acquired upon exercise if the stock is held by the optionee for the requisite periods.

If, however, the stock acquired upon exercise of an incentive stock option is sold less than one year after exercise or less than two years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price is taxable to the optionee as ordinary income and the Company is entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, is taxable as long-term or short-term capital gain, depending on the length of time the stock is held.

The excess of the fair market value of the stock over the option price on the date of exercise of an incentive stock option will increase the optionee’s alternative minimum taxable income, which, in certain instances, may result in the optionee’s being subject to the alternative minimum tax.

There will be no federal income tax consequences to either the optionee or the Company on the grant of a non-qualified option. Upon the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares of stock received on the exercise date (or the date on which any substantial risk of forfeiture lapses) over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of an option, an optionee will recognize long-term or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

The Board of Directors unanimously recommends a vote “for” approval of the amendment to the Omnibus Incentive Plan to increase the number of shares reserved for option and other equity awards by 800,000 shares, and the enclosed proxy will be voted in favor of the amendment unless the proxy specifically indicates otherwise.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee reappointed Deloitte & Touche LLP to serve as the Company’s independent auditors for 2007. Representatives of Deloitte & Touche LLP will be present at the annual meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ending December 29, 2007 and December 30, 2006 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	2007	2006

Audit Fees	$1,258,725	$798,550
Tax Fees
Transfer Pricing Study	$56,346	$1,500
International Tax Consultation	$116,904	$166,910
Multistate Tax Consultation	$0	$9,660
All Other
Mergers & Acquisitions	$60,785	$0

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the principal accountant’s independence.

The Audit Committee’s policies and procedures regarding pre-approval of non-audit and non-tax services provided by the Company’s independent accountants require pre-approval of all services, regardless of de minimis exceptions, by the full Audit Committee. The Audit Committee has delegated such pre-approval authority to the Audit Committee Chair. During 2007, all non-audit and non-tax services were pre-approved by the Audit Committee Chair.

REPORT OF THE AUDIT COMMITTEE

The audit functions of the Audit Committee are focused on three areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the quality and integrity of the Company’s financial statements.

•	the independence and performance of the Company’s internal auditor and independent auditors.

•	the Company’s compliance with legal and regulatory requirements and adherence to business ethics.

In fiscal 2007, the Audit Committee met with management to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and the internal auditor.

We regularly meet privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Committee.

We also have the sole authority to retain and dismiss the independent auditors and review periodically their performance and independence from management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met with both management and the independent auditors to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We have received from and discussed with the independent auditors the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in the Company’s
Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

2007 Audit Committee

Edward J. Cooney, Chairman
James C. Tappan
Andrew J. Parsons

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Class A common stock (“Insiders”), to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 2007 its Insiders complied with all applicable Section 16(a) filing requirements except that Joseph V. Bassi inadvertently failed to file a Form 4 on a timely basis relating to a stock option exercise in May 2007 and Charles R. MacDonald inadvertently failed to file a Form 4 on a timely basis relating to a sale of stock in August 2007.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, proxies in the enclosed form returned as instructed will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgement of the proxy holder.

IMPORTANT

NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Tina C. Benik
Vice President, Legal and
Human Resources
Corporate Secretary

Dated:  March 24, 2008

002CS-61218

	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 - 3. The Board of Directors recommends a vote FOR the following proposals.		+

			For	Against	Abstain
1. NUMBER OF DIRECTORS:
Fixing the number of Class A directors at three and Class B directors at six.			☐	☐	☐

2. ELECTION OF CLASS A DIRECTORS:
	For	Withhold		For	Withhold		For	Withhold
01 - Galal P. Doss	☐	☐	02 - Andrew J. Parsons	☐	☐	03 - James C. Tappan	☐	☐

			For	Against	Abstain
3. APPROVAL OF AMENDMENT TO OMNIBUS INCENTIVE PLAN:			☐	☐	☐	4. OTHER BUSINESS:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before said meeting or any adjournment thereof upon which Class A common shareholders are entitled to vote.

B	Non-Voting Items

Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.

Important: Please sign exactly as your name or names appear at left. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate shareholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

<STOCK#>                     00UMAB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — A.T. Cross Company

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
The undersigned holder of Class A common stock of A.T. Cross Company does hereby constitute and appoint Bradford R. Boss, Russell A. Boss, and David G. Whalen, or any one of them, as attorneys and proxies of the undersigned, with full power of substitution for, and in the name and stead of, the undersigned to appear and vote all shares of Class A common stock of A.T. Cross Company held of record in the name of the undersigned at the annual meeting of A.T. Cross Company to be held at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 on Thursday, April 24, 2008 at 10:00 A.M. and at any and all adjournments thereof as designated.
(Continued and to be voted on reverse side.)